SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Global Eagle Entertainment Inc. (f/k/a Global Eagle Acquisition Corp.)
(Name of Issuer)

Common Stock, $0.0001 par value
(Title of Class of Securities)

37951D102
(CUSIP Number)

December 31, 2011
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 13 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37951D102	13G/A	Page 2 of 13 Pages

1	NAMES OF REPORTING PERSONS Empyrean Capital Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 115,374 shares of Common Stock 194,816 shares of Common Stock issuable upon exercise of warrants (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 115,374 shares of Common Stock 194,816 shares of Common Stock issuable upon exercise of warrants (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 115,374 shares of Common Stock 194,816 shares of Common Stock issuable upon exercise of warrants (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37951D102	13G/A	Page 3 of 13 Pages

1	NAMES OF REPORTING PERSONS Empyrean Capital Overseas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 294,326 shares of Common Stock 483,084 shares of Common Stock issuable upon exercise of warrants (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 294,326 shares of Common Stock 483,084 shares of Common Stock issuable upon exercise of warrants (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 294,326 shares of Common Stock 483,084 shares of Common Stock issuable upon exercise of warrants (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 37951D102	13G/A	Page 4 of 13 Pages

1	NAMES OF REPORTING PERSONS Empyrean Capital Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 37951D102	13G/A	Page 5 of 13 Pages

1	NAMES OF REPORTING PERSONS Empyrean Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 115,374 shares of Common Stock 194,816 shares of Common Stock issuable upon exercise of warrants (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 115,374 shares of Common Stock 194,816 shares of Common Stock issuable upon exercise of warrants (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 115,374 shares of Common Stock 194,816 shares of Common Stock issuable upon exercise of warrants (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 37951D102	13G/A	Page 6 of 13 Pages

1	NAMES OF REPORTING PERSONS Amos Meron
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States & Israel
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 37951D102	13G/A	Page 7 of 13 Pages

1	NAMES OF REPORTING PERSONS Michael Price
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 409,700 shares of Common Stock 677,900 shares of Common Stock issuable upon exercise of warrants (see Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 37951D102	13G/A	Page 8 of 13 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on May 23, 2011 (the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G"), with respect to the shares of Common Stock (as defined below) of the Company (as defined below). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

Item 1 (a).	NAME OF ISSUER.

The name of the issuer is Global Eagle Entertainment Inc. (f/k/a Global Eagle Acquisition Corp.) (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The Company's principal executive offices are located at 10900 Wilshire Blvd. Suite 1500, Los Angeles, California 90024.

Item 2 (a).	NAME OF PERSON FILING:

This statement is filed by:

(i)	Empyrean Capital Fund, LP ("ECF"), a Delaware limited partnership, with respect to the Common Stock directly held by it;

(ii)	Empyrean Capital Overseas Master Fund, Ltd. ("ECOMF"), a Cayman Islands corporation, with respect to the Common Stock directly held by it;

(iii)	Empyrean Capital Partners, LP ("ECP"), a Delaware limited partnership, which serves as investment manager to ECF and ECOEF with respect to the shares of Common Stock directly held by ECP and ECOMF;

(iv)	Empyrean Associates, LLC ("EA"), a Delaware limited liability company and the general partner of ECF with respect to the shares of Common Stock directly held by ECF; and

(v)	Messrs. Amos Meron and Michael Price, with respect to the shares of Common Stock directly held by each of ECF and ECOMF.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons."  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the business office of each of the Reporting Persons is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.

CUSIP No. 37951D102	13G/A	Page 9 of 13 Pages

Item 2(c).	CITIZENSHIP:

ECF - a Delaware limited partnership
ECOMF - a Cayman Island corporation
ECP - a Delaware limited partnership
EA - a Delaware limited liability company
Amos Meron - United States & Israel
Michael Price - United States

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, $0.0001 Par Value Per Share (the "Common Stock")

Item 2(e).	CUSIP NUMBER:

37951D102

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO §§ 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	Investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g)	☐	Parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	☐	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

CUSIP No. 37951D102	13G/A	Page 10 of 13 Pages

(i)	☐	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐	Non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: __________________________

Item 4.	OWNERSHIP.

The percentages used herein are calculated based upon 35,724,655 shares of Common Stock issued and outstanding, which is the total number of Common Stock issued and outstanding as of January 31, 2013 as reported by the Company in its Form 8-K filled on February 4, 2013.

A.	Empyrean Capital Fund, LP
	(a)	Amount beneficially owned: 115,374 shares of Common Stock, 194,816 shares of Common Stock issuable upon exercise of warrants
	(b)	Percent of class: 0.8%
	(c)	(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 115,374 shares of Common Stock, 194,816 shares of Common Stock issuable upon exercise of warrants
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 115,374 shares of Common Stock, 194,816 shares of Common Stock issuable upon exercise of warrants

B.	Empyrean Capital Overseas Master Fund, Ltd.
	(a)	Amount beneficially owned: 294,326 shares of Common Stock, 483,084 shares of Common Stock issuable upon exercise of warrants
	(b)	Percent of class: 2.1%
	(c)	(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 294,326 shares of Common Stock, 483,084 shares of Common Stock issuable upon exercise of warrants
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 294,326 shares of Common Stock, 483,084 shares of Common Stock issuable upon exercise of warrants

C.	Empyrean Capital Partners, LP
	(a)	Amount beneficially owned: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants
	(b)	Percent of class: 3.0%

CUSIP No. 37951D102	13G/A	Page 11 of 13 Pages

(c)	(i)	Sole power to vote or direct the vote: 0
	(ii)	Shared power to vote or direct the vote: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants
	(iii)	Sole power to dispose or direct the disposition: 0
	(iv)	Shared power to dispose or direct the disposition: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants

D.	Empyrean Associates, LLC
	(a)	Amount beneficially owned: 115,374 shares of Common Stock, 194,816 shares of Common Stock issuable upon exercise of warrants
	(b)	Percent of class: 0.8%
	(c)	(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 115,374 shares of Common Stock, 194,816 shares of Common Stock issuable upon exercise of warrants
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 115,374 shares of Common Stock, 194,816 shares of Common Stock issuable upon exercise of warrants

E.	Amos Meron
	(a)	Amount beneficially owned: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants
	(b)	Percent of class: 3.0%
	(c)	(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants

F.	Michael Price
	(a)	Amount beneficially owned: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants
	(b)	Percent of class: 3.0%
	(c)	(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition: 409,700 shares of Common Stock, 677,900 shares of Common Stock issuable upon exercise of warrants

CUSIP No. 37951D102	13G/A	Page 12 of 13 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION.

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 37951D102	13G/A	Page 13 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2013

EMPYREAN CAPITAL PARTNERS, LP
By: Empyrean Capital, LLC, its General Partner

By: /s/ Anthony Hynes
Name: Anthony Hynes
Title: Authorized Signatory

EMPYREAN CAPITAL FUND, LP
By: Empyrean Capital Partners, LP,
its Investment Manager
By: Empyrean Capital, LLC, its General Partner

By:
Name: Anthony Hynes
Title: Authorized Signatory

EMPYREAN CAPITAL OVERSEAS MASTER FUND, LTD.
By: Empyrean Capital Partners, LP,
its Investment Manager
By: Empyrean Capital, LLC, its General Partner

By:
Name: Anthony Hynes
Title: Authorized Signatory

EMPYREAN ASSOCIATES, LLC

By: /s/ Anthony Hynes
Name: Anthony Hynes
Title: Authorized Signatory

/s/ Amos Meron
Amos Meron

/s/ Michael Price
Michael Price